EXHIBIT 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYX THERAPEUTICS INFORMED OF ADDITIONAL DELAY BY FDA AND BEGINS WIND-DOWN OF OPERATIONS

FREMONT, CA., MARCH 9, 2011 — ARYx Therapeutics, Inc. (NASDAQ:ARYX) today announced that the US Food and Drug Administration (“FDA”) has informed the Company of an additional delay in providing needed guidance on the Phase 3 development of ARYx’s product candidate for the treatment of various gastrointestinal disorders, naronapride. In this latest communication with ARYx, the FDA suggests a response will not be forthcoming until July 2011 at the earliest. As a consequence, the board of directors has determined that continued operations of ARYx is not possible due to lack of funding, and the orderly wind-down of operations is to begin immediately. This wind-down will be executed in cooperation with ARYx’s largest secured creditors, including Lighthouse Capital Partners V (“Lighthouse”) and MPM Capital (“MPM”).

As previously announced, the FDA was to initially respond to ARYx’s request for a Special Protocol Assessment (“SPA”) on naronapride by November 5, 2010 but informed ARYx at that time that the response would be delayed until the end of March 2011 (see press release dated December 15, 2010).

ARYx has been pursuing interim financing, along with the substantial funds that would be required for the planned Phase 3 development of naronapride, in anticipation of an FDA response by the end of March 2011. A draft, non-binding term sheet was presented to ARYx on February 22, 2011 by an investor consortium of current and new investors that represented a potential financing arrangement between the participating investors and the leading secured creditors for the immediate and long-term funding of ARYx. Due to this most recent FDA delay, ARYx has been informed by this investor consortium that any potential financing arrangement contemplated by the non-binding term sheet has been withdrawn and no additional funding will be provided. The lack of any additional funding options, along with the uncertainty caused by the continuing FDA delay, led the ARYx board of directors to decide to wind down ARYx as an on-going concern. In conjunction with this decision, all members of ARYx’s board of directors, except for Dr. Paul Goddard and Mr. Nicholas J. Simon, also resigned from the board of directors.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

ARYx, in cooperation with its largest secured creditors, will attempt to realize value from an orderly disposition of its assets, including its intellectual property and other intangible assets. There is no guarantee, nor does ARYx represent, that substantial value will be realized from any disposition of its assets. Moreover, in light of ARYx’s significant secured debt obligations, it is likely holders of ARYx’s common stock and other securities will receive no recovery in any disposition of ARYx’s remaining assets. The exact timing of the planned asset disposition, and the steps to be taken to complete any such a disposition, are still to be determined and contingent on the cooperation and agreement of ARYx’s secured and other creditors. However, ARYx expects to entirely cease its operations on the completion of this planned asset disposition.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. Please visit ARYx’s Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, which reflect the expectations of ARYx management. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future, which include, without limitation, statements related to a wind-down of ARYx’s operations and the realization of any value or recovery from any planned disposition of ARYx’s remaining assets for ARYx’s secured creditors, stockholders and other stakeholders as part of any such wind-down process. Words such as “could,” “expects,”  “planned,” “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect ARYx management’s current views and are based on certain expectations, estimates and assumptions that may prove to be incorrect. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits ARYx and its stakeholders will obtain from them. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the expectations of ARYx management with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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